UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2007

ARTIFICIAL LIFE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-25075	04-3253298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

26/F., 88 Hing Fat Street
Causeway Bay
Hong Kong
(Address of principal executive offices)

(+852) 3102-2800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          The board of directors of Artificial Life, Inc. has appointed Mr. Rene Jaeggi as a director of the company effective as of May 1, 2007. Mr. Jaeggi, born in Switzerland in 1948, started his professional career as Sales Manager at W.R. Grace Chemicals in Zurich and then at R.J. Reynolds in Geneva. In 1982, he moved to Duracell AG as its Manager of Central Europe. From 1986 to 1993, he was the CEO of Adidas AG where he was responsible for over 14,000 employees and revenues in excess of $4 billion. After 1993, he was (among other positions) co-owner of Romika GmbH in Germany, Chairman of H.T.M in Vienna, Chairman of StairMaster in Seattle, Washington, as well as a member of the board of Rutledge Capital based in Greenwich, Connecticut. He is currently on the board of several international companies and Chairman of Flora Eco Power AG in Munich, a public bio energy company.

          Besides his professional career as a businessman and manager, Rene Jaeggi is also an athlete as well as a sports organizer and manager. He holds a 1st Dan in Ju-Jitsu and 5th Dan in Judo. In 2002, he was the president of the Organization Committee of the Judo World Championships in Basel. He was also the president of the Swiss soccer club, FC Basel, which he led to the European Champions League and eventually winning the Swiss Cup in 2002. He was also the president of the German soccer club 1. FC Kaiserslautern from 2002 to 2006, which he led to the cup final in Germany in 2003. In 2005 and 2006, he was a member of the Organization Committee for the FIFA Football World Cup in the host city of Kaiserslautern.

          For his services as a director, Mr. Jaeggi will receive an option to purchase 100,000 shares of common stock of the company at an exercise price of $2.00 per share, plus a monthly retainer of $5,000. Mr. Jaeggi’s appointment to the board fills a vacancy resulting from the resignation of Mr. Michael Rowan as a director of the company, which will also be effective as of May 1, 2007. Mr. Rowan will remain with Artificial Life in his capacity as Director of Business Development for Europe.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTIFICIAL LIFE, INC.

April 26, 2007

	By:	/s/ Eberhard Schoneburg

Eberhard Schoneburg,
President and Chief Executive Officer